Exhibit 10.54

FORM OF CONSOL ENERGY INC. EQUITY INCENTIVE PLAN

DEFERRED STOCK UNIT GRANT AGREEMENT

CONSOL Energy Inc. (the “Company”) hereby awards you Deferred Stock Units under the CONSOL Energy Inc. Equity Incentive Plan (the “Plan”), conditioned upon your agreement to the terms and conditions described in this Deferred Stock Unit Grant Agreement and the “Terms and Conditions” attached hereto (collectively referred to as the “Grant Agreement”). All of the terms of the Plan are incorporated into this Grant Agreement as if set forth herein. To the extent this Grant Agreement differs in any way from the terms of the Plan, the terms of the Plan shall govern. All capitalized words that are not defined in this Grant Agreement have the meanings ascribed to them in the Plan. A copy of the Plan is attached as Exhibit 1. Only non-employee members of the Board of Directors of the Company (“Directors”) are eligible to receive a grant of Deferred Stock Units.

Name of Recipient:	__________________________________

Grant Date:	_______________________, 20 ________

Number of Deferred Stock Units Granted:	______________Deferred Stock Units

Vesting Schedule:	Deferred Stock Units will become fully vested and nonforfeitable on the first anniversary of the Grant Date.
Payment Date Election:	Vested Deferred Stock Units will be paid following the earlier of: (1) your termination of service as a Director of the Company, or (2) the date you elect which must be at least two years after the end of the Plan Year in which this Grant Agreement is executed. Notwithstanding the foregoing, Deferred Stock Units will be paid to you immediately prior to any transaction that will result in a Change in Control of the Company. To elect a payment date, you must complete, sign and date a copy of the Payment Date Election Form which is attached hereto as Exhibit 2 and file it with the Vice President, Safety and Human Resources of the Company within the first thirty (30) days following the Grant Date.

You have thirty (30) days following the Grant Date of this Grant Agreement in which to return a copy of this Grant Agreement to the Vice President, Safety and Human Resources of the Company with the Acknowledgment section below properly signed and dated in order to indicate your acceptance of the terms and conditions of your award as set forth above and in the attached Terms and Conditions. If you do not do so within the 30-day period, your award will become null and void.

ACKNOWLEDGMENT

I hereby acknowledge and accept the terms and conditions of the Deferred Stock Unit award evidenced by this Grant Agreement. I further acknowledge and agree that the terms and conditions of this Grant Agreement, and the provisions of the Plan, set forth the entire understanding between the Company and me regarding my entitlement to receive Shares underlying the Deferred Stock Units granted to me through this Grant Agreement and this Grant Agreement supersedes all prior oral and written agreements on that subject.

SIGNATURE: ____________________________
PRINTED NAME: __________________________
DATED: ___________________________, 20 ____

CONSOL Energy Inc.:

J. Brett Harvey
President and Chief Executive Officer

TERMS AND CONDITIONS

Each Deferred Stock Unit granted to you under the Plan will entitle you to receive one Share following the vesting date of that unit. The terms and provisions of your award are subject to the provisions of the Plan. Other important features of your award may be summarized as follows:

Special Vesting Events: Unless previously vested, all of the Deferred Stock Units granted to you under this Grant Agreement will vest and become nonforfeitable upon the occurrence of any of the following events:

•	a Change in Control of the Company (subject to the golden parachute limit);

•	the termination of your service after your attainment of age sixty-five (65); or

•	the termination of your service as a Director of the Company by reason of your death or Disability.

Forfeitability: If you cease to be in the service of the Company as a Director, all unvested Deferred Stock Units and any rights to the underlying Shares will be immediately forfeited to the Company upon such cessation for no consideration unless your termination of service occurs due to one of the Special Vesting Events.

Transferability: The Shares paid to you in connection with your Deferred Stock Units will be registered under the Federal securities laws. Subsequent sales of those Shares will be subject to: (i) the terms and conditions set out in the Prospectus, (ii) any market black-out periods the Company may impose from time to time, and (iii) the requirements of the Company’s insider trading policies.

Deferred Stock Units and any future right to receive Shares pursuant to Deferred Stock Units may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. However, any Deferred Stock Units which have vested but have not been paid to you as of the date of your death may be transferred following your death pursuant to the provisions of your will or the laws of inheritance.

Federal and State Taxation: You will recognize income for Federal and state income tax purposes and self-employment tax purposes on the date you are paid Shares. The amount of your taxable income will be equal to the Fair Market Value on the payment date of the Shares times the number of Shares to be paid to you on that date.

Stockholder Rights: You will not have any stockholder rights, including voting rights and actual dividend rights, with respect to the Shares underlying the Deferred Stock Units granted to you until you become the record holder of the underlying Shares following their actual issuance to you.

Dividend Equivalent Rights: If a regular cash dividend is declared on the Company’s Shares at a time when you have Deferred Stock Units, you will be entitled to dividend equivalent payments equal to the cash dividends declared on the Shares. Dividend equivalents are converted into additional Deferred Stock Units based on the following formula, rounded up to the nearest whole share:

X = (A x B)/C, where

X	=	the additional number of Deferred Stock Units which will become subject to your award by reason of the cash dividend;

A	=	the number of your vested Deferred Stock Units as of the record date for such dividend;

B	=	the per Share amount of the cash dividend; and

C	=	the closing price per Share on the New York Stock Exchange on the payment date of such dividend.

The additional Deferred Stock Units resulting from the above calculation will be subject to the same terms and conditions as the Deferred Stock Units subject to this award.

Other Adjustments: In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, (i) adjust the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to this award, (ii) if deemed appropriate, provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or (iii) if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.

Payment Acceleration Upon a Change in Control: In the event of a Change in Control, you will be paid the underlying Shares immediately prior to the closing of the Change in Control transaction regardless of any Payment Date Election made by you (subject to the golden parachute limit).

The Golden Parachute Limit: If any accelerated vesting of Deferred Stock Units or accelerated payment of Shares, either alone or together with any other payments or benefits to which you may otherwise become entitled from the Company in connection with the Change in Control would, in the Company’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, the number of Deferred Stock Units which are to vest or Shares to be paid to you on such an accelerated basis under your award will be reduced to the extent necessary to assure, in the Company’s good faith opinion, that no portion of your accelerated award will be considered such a parachute payment. The Company’s good faith opinion on this matter will be conclusive and binding upon you and your successors.

Remaining Terms: The remaining terms and conditions of your award are governed by the Plan. An updated prospectus summarizing the principle features of the Plan has been prepared and distributed by the Company; additional copies of the updated prospectus are available upon request from the Corporate Secretary at the Company’s executive offices at 1800 Washington Road, Pittsburgh, Pennsylvania 15241.

Attachments:

Exhibit 1 – The CONSOL Energy Inc. Equity Incentive Plan

Exhibit 2 – Deferred Stock Unit Payment Date Election Form

EXHIBIT 1

THE EQUITY INCENTIVE PLAN

Incorporated by reference to Exhibit A to Schedule 14A (Registration No. 001-14901) filed on March 27, 2003.

EXHIBIT 2

CONSOL ENERGY INC.

EQUITY INCENTIVE PLAN

PAYMENT DATE ELECTION FORM

Pursuant to the CONSOL Energy Inc. Equity Incentive Plan (the “Plan”), I hereby elect the following payment date for the Shares underlying the Deferred Stock Units granted to me under my Grant Agreement dated                 , 20         (“Grant Agreement”).

A	PAYMENT DATE ELECTION:

I	understand that the Shares underlying my vested Deferred Stock Units will be paid to me as soon as administratively feasible following the earlier of: (i) my termination of service as a member of the Board of Directors of CONSOL Energy Inc., or (ii) the date I elect below which must be at least two years after the end of the Plan Year in which the Grant Agreement is executed.

(Check a Box Below If You Choose to Specify a Payment Date and Select the Date You Want to Elect:)

I hereby elect to the following payment date (CHOOSE ONLY ONE):

☐    [            , 20        ] ;

OR

☐    [        years after the date of the Grant Date].

B	ACKNOWLEDGMENTS:

•	I understand that payment of the Shares underlying my Deferred Stock Units may be accelerated due to a Change in Control.

•	I understand that my Payment Date Election is subject to all the terms and conditions of the Plan and is irrevocable.

•	I understand that to be valid, my Payment Date Election must be filed with the Vice President, Safety and Human Resources of the Company within the first 30 days following the Grant Date for my Grant Agreement.

SIGNATURE:

PRINTED NAME:

DATED: , 20

CONSOL ENERGY INC.

DEFERRED STOCK UNIT

REQUEST FORM

I hereby irrevocably request that the Board of Directors grant Deferred Stock Units to me in lieu of $                             [NOT LESS THAN $10,000] of the annual retainer fee that would otherwise be paid to me in cash over the one-year period following the next annual meeting of stockholders.

I understand and acknowledge that if the Board, in its discretion, decides to grant Deferred Stock Units to me in lieu of this amount of the cash retainer that would otherwise be paid to me over the next year, those Deferred Stock Units will be subject to the terms and conditions of the Consol Energy Inc. Equity Incentive Plan Deferred Stock Unit Grant Agreement, the Consol Energy Inc. Equity Incentive Plan and the prospectus and prospectus supplement for the Deferred Stock Units, copies of which I hereby acknowledge that I have received.

SIGNATURE:

PRINTED NAME:

DATED: , 20